UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

☐	Filed by the Registrant
☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 167; 240.14a-12

Ampco–Pittsburgh Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, MAY 5, 2015

TO THE SHAREHOLDERS OF

AMPCO-PITTSBURGH CORPORATION

Notice is hereby given that the Annual Meeting of Shareholders of Ampco-Pittsburgh Corporation will be held in the Adams Room, 4th Floor, The Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania, on Tuesday, May 5, 2015 at 10:00 a.m., Eastern Time, for the following purposes:

1.	to elect a class of four directors for a term that expires in 2018;

2.	to hold a non-binding, advisory vote on executive compensation (the “Say-on-Pay” vote);

3.	to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2015; and

4.	to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Shareholders of record on March 12, 2015 are entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Rose Hoover,
Executive Vice President and Secretary

Pittsburgh, Pennsylvania

March 17, 2015

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to Be Held on May 5, 2015

The proxy statement and the annual report of the Corporation are available at

http://www.ampcopittsburgh.com/financial.html.

All shareholders are cordially invited to attend the meeting in person. Your vote is important, and, whether or not you expect to attend in person, it is requested that you PROMPTLY fill in, sign, and return the enclosed proxy card or follow the internet or telephone voting instructions included on the proxy card.

PROXY STATEMENT

March 17, 2015

Annual Meeting of Shareholders to be held May 5, 2015

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

• Time and Date:	10:00 a.m., Eastern Time, May 5, 2015

• Place:	Adams Room, 4th Floor The Duquesne Club 325 Sixth Avenue Pittsburgh, Pennsylvania

• Record Date	March 12, 2015

• Voting

Only shareholders as of the record date, March 12, 2015, are entitled to vote.

Your broker will NOT be able to vote your shares with respect to any of the matters presented at the meeting other than the ratification of the selection of our independent registered public accounting firm unless you give your broker specific voting instructions.

Even if you plan to attend the annual meeting in person, please cast your vote as soon as possible by:

•    Using the Internet at www.proxyvote.com;

•    Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903; or

•    Mailing your signed proxy or voting instruction form.

• Attending the Annual Meeting

To be admitted in person, you will be required to present a government-issued photo identification (such as a driver’s license or passport).

You do not need to attend the annual meeting to vote if you have submitted your proxy in advance of the meeting.

• Meeting Agenda

1.      Election of four directors;

2.      Non-binding, advisory vote to approve our executive compensation;

3.      Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015; and

4.      Transaction of such other business as may properly come before the meeting and any adjournment or postponement thereof.

Voting Matters

Proposal	Board Recommendation
Election of Directors	FOR each nominee named in this proxy statement
Non-binding, advisory vote to approve our executive compensation	FOR
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015	FOR

Board Nominees

Name	Age	Director Since	Occupation	Experience/ Qualification	Independent	Committee Assignments
Michael I. German	64	2014	CEO and President of Corning Natural Gas Holding Corporation	•Experience as the CEO and director of a public company	X	Audit
Paul A. Gould	69	2002	Managing Director of Allen & Co., Inc.	•Long-term financial and investment background	X	Audit, Compensation, Nominating and Governance
Robert A. Paul	77	1970	Retired; Non-executive Chairman of Ampco-Pittsburgh Corporation	•Officer and director of the Corporation for more than 40 years •Many years of service on community Investment Committees.		Executive
John S. Stanik	61	2015	CEO of Ampco-Pittsburgh Corporation	•Experience as the CEO and director of a public company		Executive

Ratification of the Appointment of Our Independent Registered Public Accounting Firm for 2015

We are requesting that shareholders ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2015. The table below shows the fees paid by the Corporation to Deloitte & Touche LLP in 2014.

Service	2014
Audit fees	$791,453
Audit-related fees	17,991
Tax fees	0
All other fees	0

Total	$809,444

Executive Compensation Program Highlights and Changes

Our executive compensation program is designed to attract and retain top talent by enabling the Corporation to compete effectively for the highest quality personnel and to pay for performance by aligning compensation with the achievement of both short-term and long-term financial objectives that build shareholder value.

Over the past year, we have engaged with certain of our institutional shareholders, evaluated feedback from leading proxy advisory services and implemented changes to our executive compensation program in light of the feedback we received. The several substantive changes to our executive compensation program are summarized below and are effective beginning with the 2015 fiscal year.

On January 1, 2015, John S. Stanik became our Chief Executive Officer. In connection with Mr. Stanik’s appointment, the Compensation Committee of the Board of Directors restructured the compensation program for our Chief Executive Officer, incorporating much of the feedback received over the prior year, as the Compensation Committee considered such changes to be in the best interest of our shareholders. In addition, comparable changes were made to the compensation program for our other named executive officers beginning in 2015.

A comparison of 2014 principal compensation components to 2015 principal compensation components follows:

2014		2015
	Annual base salary		Annual base salary

	Annual cash incentive compensation under our CEO Bonus Plan and similar incentive plans for certain operational executives, as well as discretionary bonus awards.		Annual cash incentive compensation under our CEO Bonus Plan and similar incentive plans, with a majority of the actual amount of the annual cash bonus for each named executive officer being determined based on the Corporation’s achievement of annual operating income goals.

	Long-term equity incentives in the form of stock option grants under our 2011 Omnibus Incentive Plan.		Long-term equity incentives in a balanced mix of time triggered restricted stock units and performance share units under our 2011 Omnibus Incentive Plan, with the performance share units being subject to vesting based on the Corporation’s achievement of targeted earnings per share growth and targeted relative total shareholder return (share price appreciation plus dividends) ranking as compared to a designated peer group.

	Supplemental retirement plans and other broad-based benefit programs provided on the same basis as for other employees.		Supplemental retirement plans and other broad-based benefit programs provided on the same basis as for other employees.

Other Key Aspects of Our Executive Compensation Practices

In designing our executive compensation program, we have implemented programs and policies that support our commitment to good compensation governance and that create alignment between our executives and our shareholders, as highlighted below:

•

The Compensation Committee is comprised solely of independent directors. Each member of the Compensation Committee is a “non-employee director” of the Corporation as defined under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” for purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code.

•

The Compensation Committee conducts an annual review and approval of our compensation strategies, including a review of our compensation-related risk profile to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our company.

•

Beginning in 2014, the Compensation Committee engaged Towers Watson as its independent provider of compensation consulting services for decisions relating to 2015 compensation. Towers Watson was retained to identify a reasonable group of companies as a peer group to benchmark executive compensation levels and incentive plan design and to assist it in fulfilling its responsibilities and duties.

•

A significant portion of each executive’s annual pay is based on objective performance metrics. Our executive compensation program is designed so that a significant portion of compensation is “at-risk”

based on corporate performance, as well as equity-based to align the interests of our executive officers and shareholders.

•	Beginning with compensation decisions for 2015, we use an appropriately selected peer group of companies and target total direct compensation within a competitive range.

•	The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current practice and our retention objectives.

•

We have implemented a clawback policy applicable to executive officers pursuant to which, if the Corporation is required, because of fraud or negligence, to restate financial results for any period (the “Restatement Period”) in a manner that would have adversely affected the amount of the payout of any incentive compensation awards, the Compensation Committee has the right during the three-year period following the Restatement Period to review the matter and determine what, if any, repayment executives will be required to submit.

•	We do not provide any Code Section 280G excise tax gross-up rights or any other significant tax gross-up rights to our executive officers.

•	The compensation arrangements with our recently appointed Chief Executive Officer do not contain single trigger change in control equity acceleration provisions.

•	We have adopted a policy prohibiting “underwater” options from being repriced or replaced (either with new options or other equity awards), unless approved by our shareholders.

Additional information about our compensation philosophy and program, including compensation determinations for each of our named executive officers, can be found in the “Compensation Discussion and Analysis” starting on page 24 in this Proxy Statement.

We encourage you to read the entire proxy statement and to vote your shares at the Annual Meeting. If you are unable to attend the Annual Meeting in person, we encourage you to submit a proxy so that your shares will be represented and voted.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

Q: Why am I receiving these materials?

A: As a shareholder, we are providing these proxy materials to you in connection with our solicitation of proxies to be voted at our Annual Meeting of Shareholders, which will take place on May 5, 2015. These materials were first mailed to shareholders on or about March 17, 2015. You are invited to attend the Annual Meeting, and you are requested to vote on the proposals described in this Proxy Statement.

Q: What is included in these materials?

A: These materials include:

•	Our Proxy Statement for the Annual Meeting; and

•	Our 2014 Annual Report to Shareholders, which includes our audited consolidated financial statements.

These materials also include the proxy/voting instruction card for the Annual Meeting.

Q: What am I being asked to vote on?

A: You are being asked to vote on the following items:

•	Election of four directors;

•	Non-binding, advisory vote to approve our executive compensation (the “Say-on-Pay Vote”);

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015; and

•	Such other business as may properly come before the meeting and any adjournment or postponement thereof.

Q: What are the voting recommendations of the Board of Directors?

A: The Board recommends the following votes:

•	FOR the election of four director nominees named in this proxy statement;

•	FOR the Say-on-Pay Vote; and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015.

Q: Will any other matters be voted on?

A: We are not aware of any other matters that will be brought before the shareholders for a vote at the Annual Meeting. If any other matter is properly brought before the meeting, your proxy will authorize each of Rose Hoover and Marliss Johnson (together, the “Proxies”) to vote on such matters in her discretion.

Q: How do I cast my vote?

A: If you are a shareholder of record, you may cast your vote using any of the following methods:

•	Via the Internet, by visiting the website “www.proxyvote.com” and following the instructions for Internet voting on your proxy/voting instruction card;

•	By dialing 1-800-690-6903 and following the instructions for telephone voting on your proxy/voting instruction card;

•	By completing and mailing your proxy/voting instruction card; or

•	By casting your vote in person at the Annual Meeting.

If you vote over the Internet, you may incur related ancillary costs, such as telephone and Internet access charges, for which you will be responsible. The telephone and Internet voting facilities for the shareholders of record of all shares will close at 11:59 P.M. Eastern Time on May 4, 2015. The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

If you vote by Internet or telephone or return your signed proxy/voting instruction card, your shares will be voted as you indicate. If you do not indicate how your shares are to be voted on a matter, your shares will be voted for all matters in accordance with the voting recommendations of the Board of Directors.

If your shares are held in a brokerage account in your broker’s name (also known as “street name”), you should follow the instructions for voting provided by your broker or nominee. You may submit voting instructions by Internet or telephone or you may complete and mail a voting instruction card to your broker or nominee. If you provide specific voting instructions by telephone, Internet or mail, your broker or nominee will vote your shares as you have directed.

Ballots will be provided during the Annual Meeting to anyone who wants to vote in person at the meeting. If you hold shares in street name, you must request a confirmation of beneficial ownership from your broker to vote in person at the meeting.

Q: Can I change my vote?

A: Yes. If you are a shareholder of record, you can change your vote or revoke your proxy before the Annual Meeting by:

•	Submitting a valid, later-dated proxy/voting instruction card;

•	Submitting a valid, subsequent vote by telephone or the Internet at any time prior to 11:59 P.M. Eastern Time on May 4, 2015;

•	Notifying our Secretary in writing that you have revoked your proxy; or

•	Completing a written ballot at the Annual Meeting.

If your shares are held in a brokerage account in your broker’s name, you should follow the instructions for changing or revoking your vote provided by your broker or nominee.

Q: What will happen if I do not instruct my broker how to vote?

A: If your shares are held in street name and you do not instruct your broker how to vote, one of two things can happen depending on the type of proposal. Pursuant to New York Stock Exchange (“NYSE”) rules, brokers have discretionary power to vote your shares on “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. We believe that the only proposal that will be considered routine under NYSE rules is the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015, which means that your broker may vote your shares in its discretion on that item. This is known as “broker discretionary voting.”

The election of directors and the Say-on-Pay Vote are considered non-routine matters. Accordingly, your broker may not vote your shares with respect to these matters if you have not provided instructions. This is called a “broker non-vote.”

We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

Q: How many shares must be present to conduct business at the Annual Meeting?

A: Holders of a majority of the votes that all shareholders are entitled to cast at the Annual Meeting must be represented in person or by proxy at the Annual Meeting in order to conduct business. This is called a quorum. If you vote, your shares will be part of the quorum. Abstentions, “Withheld” votes and broker non-votes also will be counted in determining whether a quorum exists.

Q: What vote is required to approve the proposals?

A: In the election of directors, the nominees who receive the most votes for the available positions will be elected. If you withhold authority to vote for a particular nominee, your vote will not count either “FOR” or “AGAINST” the nominee. Abstentions are not counted in the election of directors, and neither abstentions nor broker non-votes will affect the outcome.

The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2015 and the Say-on-Pay Vote will require approval by the majority of the votes cast at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on these proposals. Votes will be tabulated by the independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Q: What does it mean if I receive more than one notice or proxy card or voting instruction form?

A: It means your shares are registered differently or are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares.

Q: What do I need to do to attend the Annual Meeting?

A: Valid government-issued photo identification, such as a driver’s license or passport, is required to attend the Annual Meeting. The registration desk will open at 9:30 a.m. and the meeting will begin at 10:00 a.m. Please note that seating in the meeting room is limited.

If you own shares in street name, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the Annual Meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement with you to the Annual Meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting.

Q: Where can I find the voting results of the Annual Meeting?

A: We plan to announce preliminary voting results at the Annual Meeting and to publish final results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) of AMPCO-PITTSBURGH CORPORATION (the “Corporation”) to be held on May 5, 2015. The first mailing of the proxy material to the shareholders is expected to be made on or about March 17, 2015.

The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for solicitations of proxies.

Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation, a duly executed proxy bearing a later date is presented or the shareholder subsequently votes the shares subject to the proxy.

VOTING SECURITIES AND RECORD DATE

Only holders of record of Common Stock of the Corporation at the close of business on March 12, 2015 will be entitled to vote at the meeting. On that date, there were 10,425,664 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote. If you return your signed proxy but do not indicate how you wish to vote, your shares will be voted non-cumulatively “FOR” the election of each of the director nominees named in this Proxy Statement or voted cumulatively for one or more of the nominees at the discretion of the Proxies; “FOR” approval of the Say-on-Pay Vote; and “FOR” ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2015.

REQUIRED VOTE

Under Pennsylvania law and the Corporation’s Amended and Restated By-laws, the presence of a quorum is required to transact business at the 2015 Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. For these purposes, shares that are present or represented by proxy at the Annual Meeting will be counted toward a quorum, regardless of whether the holder of the shares or proxy abstains with respect to or withholds authority to vote on a particular matter, whether a broker is present or represented by proxy but lacks discretionary voting authority with respect to any particular matter or whether a broker with discretionary authority fails to exercise such authority with respect to any particular matter. Neither an abstention nor a broker non-vote will be treated as a vote cast.

With respect to the election of directors, the nominees who receive the most votes for the available positions will be elected. If you withhold authority to vote for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee. Abstentions are not counted in the election of directors, and neither abstentions nor broker non-votes will affect the outcome.

The approval of a majority of the votes cast at the meeting is required for advisory (non-binding) approval of Proposal 2, which is the Say-on-Pay vote. The vote is advisory, and therefore not binding on the Corporation, the Compensation Committee or our Board. Neither abstentions nor broker non-votes will affect the outcome.

With respect to the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2015, the affirmative vote of a majority of the votes cast at the meeting is required for approval. Neither abstentions nor broker non-votes will affect the outcome.

If a broker indicates on its proxy that it does not have authority to vote certain shares held in “street name,” the shares not voted are referred to as “broker non-votes.” Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in street name on particular proposals under the rules of the NYSE, and the beneficial owner of those shares has not instructed the broker how to vote on those proposals. If you are a beneficial owner, your broker, bank or other nominee is permitted to exercise discretionary authority to vote your shares on the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2015, even if it does not receive voting instructions from you. However, it is not permitted to exercise discretionary authority to vote your shares in the election of directors or the Say-on-Pay Vote in the absence of voting instructions from you.

ELECTION OF DIRECTORS

(Proposal 1)

A class of four directors will stand for election for a term of three years to fill the class of directors whose term expires in 2015. All nominees for election to the Board of Directors are currently directors. The nominees were recommended by the Nominating and Governance Committee and nominated by the Board of Directors at its February 26, 2015 meeting and have indicated that they are willing to serve as directors if elected. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW. If at the time of the Annual Meeting a nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him.

Nominees for Directors for a Term of Office Expiring in 2018:

MICHAEL I. GERMAN (age 64, director since 2014). Mr. German has been the Chief Executive Officer and President of Corning Natural Gas Holding Corporation (formerly known as Corning Natural Gas Corporation), a natural gas utility, for more than five years. Mr. German also serves as President of Corning Appliance Company and Leatherstocking Gas Company. Mr. German has been a director of Corning Natural Gas Holding Corporation since 2006 and is on the Boards of Directors of Three River Development Corporation and Northeast Gas Association, as well as the Board of Trustees of the Adirondack Park Institute. Mr. German also was a director of Pennichuck Corporation from 2008 until 2011. Mr. German’s experience as the chief executive officer of a public company, his many years of service as a director of companies and his broad leadership experience led the Board to conclude that he should serve as a director.

PAUL A. GOULD (age 69, Director since 2002). Mr. Gould has been with Allen & Co., Inc., an investment banking company and has been managing director of that company for more than five years. He is currently a director of Liberty Global, Inc. and Discovery Communications, Inc. During the last five years, he has served as a director of Liberty Media Corporation and Discovery Holding Company but he resigned from those boards in 2009. Mr. Gould’s long-term financial and investment background led to the Board’s conclusion that he should serve as a director.

ROBERT A. PAUL (age 77, Director since 1970). Mr. Paul has served as the Corporation’s non-executive Chairman since January 1, 2015. He previously served as the Corporation’s Chairman and Chief Executive Officer of the Corporation for more than five years. He is also the Chairman and a director of The Louis Berkman Investment Company, a private investment company. As a shareholder, officer and director of the Corporation for more than forty years, the Board believes he possesses the experience and knowledge to serve as a director. In addition, the Board considered his many years of service to the community as Trustee and Chairman of the Investment Committees of several major hospitals and universities.

JOHN S. STANIK (age 61, Director since 2015). Mr. Stanik has served as the Corporation’s Chief Executive Officer since January 2015. He previously worked at Calgon Carbon Corporation, an international company specializing in purification products, technologies and services, from 1991 through 2012 when he retired for personal reasons. Mr. Stanik served as President and Chief Executive Officer of Calgon Carbon from 2003 to 2012 and became its Chairman of the Board in 2007. Prior to joining Calgon Carbon, Mr. Stanik worked in various capacities with increasing responsibility for Davy Corporation, an engineering and construction company specializing in the metals (steel and aluminum) markets, ultimately serving as Davy’s General Manager of Operations. He is currently a director of FNB Corporation, a financial services corporation, which operates banks under the name First National Bank in Ohio and Pennsylvania. Mr. Stanik’s experience as the chief executive officer and director of a public company, his many years of service as a director of companies and his broad leadership experience led the Board to conclude that he should serve as a director.

Continuing Directors Whose Term of Office Expires in 2017:

JAMES J. ABEL (age 68, director since 2014). Prior to his retirement, Mr. Abel served as Interim President and Chief Executive Officer of CPI Corporation, an operator of portrait studios, from February 2012 to April 2013 and as a director from 2004 to April 2013. CPI Corporation filed a petition under federal bankruptcy laws in May 2013. Mr. Abel previously served as President and Chief Executive Officer of Financial Executives International, a firm representing senior financial executives in dealing with regulatory agencies involved with corporate financial reporting and internal controls, from May 2008 to February 2009. Since 2011, Mr. Abel has served as a director of The LGL Group, Inc. Mr. Abel’s background as a senior executive, his expertise in financial management and his experience with manufacturing operations, as well as his board experience, led the Board to conclude that he should serve as a director.

WILLIAM K. LIEBERMAN (age 67, Director since 2004). Mr. Lieberman has been President of The Lieberman Companies, insurance brokerage and consulting company, for more than five years. In addition to more than forty years of management experience in the insurance, benefit and risk management areas, Mr. Lieberman has served as a director or trustee of many organizations including charitable companies, hospitals and universities. These qualifications led the Board to conclude that he should serve as a director.

STEPHEN E. PAUL (age 47, Director since 2002). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, for more than five years. He became a President of The Louis Berkman Investment Company, a private investment company, in 2013. Mr. Paul’s background in investment banking and private equity investment led the Board to conclude that he should serve as a director.

CARL H. PFORZHEIMER, III (age 78, Director since 1982). Mr. Pforzheimer has been Managing Partner or Manager of Carl H. Pforzheimer & Co. LLC or its predecessors or related entities for more than five years. In addition to the attendant investment advisory analytical skills gained from such a position, his former role as chairman of the Audit and Risk Management Committees of U. S. Trust Co. led the Board to conclude Mr. Pforzheimer should serve as a director.

Continuing Directors Whose Term of Office Expires in 2016:

LEONARD M. CARROLL (age 72, Director since 1996). Mr. Carroll has been Managing Director of Seneca Capital Management, Inc., a private investment company, for more than five years. The Board concluded that Mr. Carroll should serve as a director because of his broad financial background and investment knowledge. He is a retired Certified Public Accountant and has held various positions in the banking industry including President, Director and Chairman for over 37 years.

LAURENCE E. PAUL (age 50, Director since 1998). Mr. Paul has been a managing principal of Laurel Crown Partners, a private investment company, for more than five years and prior to that was an investment banker for ten years. He became a President of The Louis Berkman Investment Company, a private investment company, in

2013. Mr. Paul’s experience as a senior investment banker and private equity investor for almost twenty years led the Board to conclude that he possessed skills in financial management and risk assessment that would be beneficial to the Corporation.

ERNEST G. SIDDONS (age 81, Director since 1981). Mr. Siddons was President and Chief Operating Officer of the Corporation for more than five years prior to his retirement in April 2009. With more than thirty years of experience with the Corporation in operations and financial management, the Board concluded that Mr. Siddons should serve as a director. Positions held earlier with the Corporation, including those of Chief Financial Officer and Treasurer and President of Union Electric Steel Corporation, and his qualification as a Chartered Accountant were also considered.

Robert A. Paul is the father of Laurence E. Paul and Stephen E. Paul. There are no other family relationships among the directors and officers.

CORPORATE GOVERNANCE

Corporate Governance Summary

Presented below are some highlights of our corporate governance practices and policies. You can find further details about these and other corporate governance practices and policies in the following pages of this Proxy Statement.

•	Our Board of Directors is comprised of 11 directors, a majority of whom have been determined by the Board to be independent.

•	We currently have separate non-executive Chairman and Chief Executive Officer roles. Robert A. Paul serves as our non-executive Chairman.

•

The Board elects a new Lead Director each year. The Lead Director must be a non-management, independent director and is required to hold private sessions of the non-management directors after each board meeting, as well as a meeting of independent directors at least once each year. Leonard M. Carroll currently serves as our Lead Director.

•

All of the Board’s standing committees other than the Executive Committee are composed entirely of independent directors, and each such standing committee has a written charter that is reviewed and reassessed annually. The charters of each of those standing committees are posted on the Corporation’s website at www.ampcopittsburgh.com.

•	We have an annual self-evaluation process for the Board and each standing committee.

•

The Board evaluates individual directors whose terms are nearing expiration and who may be proposed for re-election. The Nominating and Governance Committee will consider director candidates recommended by shareholders on the same basis as other candidates.

•

The Board has designated Carl H. Pforzheimer, III, the Chairman of our Audit Committee, as an “audit committee financial expert.” Our internal audit function reports directly to the Audit Committee. We annually ask our shareholders to ratify the Audit Committee’s selection of the Corporation’s independent auditors.

•	The Corporation has determined that it will hold a Say-on-Pay Vote annually until the next shareholder vote on the frequency of such votes, which we expect to be in 2017.

•	Our Corporate Governance Guidelines are available on the Corporation’s website at www.ampcopittsburgh.com.

•

Our Code of Business Conduct and Ethics, which applies to all of the Corporation’s officers, directors and employees, and our additional Code of Ethics, which applies to our Chief Executive Officer and Chief Financial Officer, are available on the Corporation’s website at www.ampcopittsburgh.com.

•

The Board has adopted an anti-hedging policy pursuant to which, without prior approval, no director, officer or employee of the Corporation at any time may purchase financial instruments that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of the Corporation.

•

The Board has adopted anti-pledging policy pursuant to which officers and directors of the Corporation are prohibited from holding any securities of the Corporation in margin accounts or pledging any securities of the Corporation as collateral for any loan, subject to exceptions for de minimis pledging with prior approval.

•

The Board has adopted a Clawback Policy in connection with short and long term incentive plans. Pursuant to the Policy, if the Corporation is required, because of fraud or negligence, to restate financial results for any Restatement Period in a manner that would have adversely affected the amount of the payout of any incentive compensation awards, the Committee has the right during the three-year period following the Restatement Period to review the matter and determine what, if any, repayment participants will be required to submit.

•

The Board has adopted a policy prohibiting excise tax gross-ups of perquisites pursuant to which the Corporation is prohibited from making any tax gross-up payments to executive officers, except for gross-ups applicable to management employees generally, such as an expatriate tax equalization payment.

•

The Board has adopted a Whistleblower Policy to protect any employee who, in good faith, reports incidents of unethical business conduct, violations of laws or accounting standards, internal accounting controls or audit standards or danger to employees or public health and safety.

Board Independence

The Board of Directors has adopted categorical standards to assist it in evaluating the independence of its directors. The standards are attached to the Corporate Governance Guidelines which are available on the Corporation’s website at www.ampcopittsburgh.com. After performing this evaluation in accordance with those guidelines, the Board has determined that James J. Abel, Leonard M. Carroll, Michael I. German, Paul A. Gould, William K. Lieberman and Carl H. Pforzheimer, III do not have material relationships with the Corporation (other than as members of the Board of Directors) and are independent within the meaning of the Corporation’s independence standards and those of the NYSE.

Audit Committee members must meet additional independence standards under NYSE listing standards and rules of the Securities and Exchange Commission (the “SEC”). Specifically, Audit Committee members may not receive any compensation from the Corporation other than their directors’ compensation. The Board has also determined that each member of the Audit Committee satisfies the enhanced standards of independence applicable to Audit Committee members under NYSE listing standards and SEC rules.

The Board has determined in its judgment that the Compensation Committee is composed entirely of independent directors within the Corporation’s independence standards and those of the NYSE. In making its determination, the Board considered, among other things, the factors applicable to members of the Compensation Committee pursuant to NYSE listing standards and Rule 10C-1 of the Securities Exchange Act of 1934.

Leadership Structure

John S. Stanik became the Corporation’s Chief Executive Officer effective January 1, 2015 following Robert A. Paul’s retirement as the Corporation’s Chief Executive Officer effective December 31, 2014. Mr. Paul continues to serve on the Board as its non-executive Chairman. The Chairman sets the agendas for and presides over the Board meetings. Mr. Stanik is a member of the Board and participates in its meetings. The Board believes that this leadership structure is appropriate for the Corporation at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance relative to compensation. The Board also believes that this leadership structure currently benefits the Corporation by maintaining continuity of leadership of the Board through Mr. Paul’s continued service as Chairman, a position he has held since 2004. The Board will assess periodically whether the roles should be separated or combined based on its evaluation of what is in the best interests of the Corporation and its shareholders.

In addition, the Board elects a new “lead” director each year. The lead director must be a non-management, independent director and is required to hold private sessions of the non-management directors after each board meeting, as well as a meeting of independent directors at least once each year. The Board believes these private meetings allow the non-management directors to evaluate and critique the leadership and performance of management and to develop an action plan if that performance is substandard. Paul A. Gould was chosen to preside as the lead director beginning with the 2014 Annual Meeting but resigned the following month and Leonard M. Carroll assumed that role and agreed to serve in that capacity for the ensuing year. In February 2015, William K. Lieberman was chosen to be the new lead director effective from the 2015 Annual Meeting until the 2016 Annual Meeting.

As Chief Executive Officer, Mr. Stanik is the full-time executive managing the day-to-day operations of the Corporation. The Board has created an Office of the President (the “Office”) which includes Mr. Stanik, Chief Executive Officer; Rose Hoover, Executive Vice President; Robert G. Carothers, Chief Executive Officer of Union Electric Steel Corporation; and Terrence W. Kenny, Chief Executive Officer of Air & Liquid Systems Corporation. The objective of the Office is to spread management expertise across the operations and corporate administration and to expose each member of the Office to each other’s challenges and opportunities, thus bringing each of the members of the Office to a higher level of leadership performance.

Director Nominating Procedures

The Corporation’s Corporate Governance Guidelines and its Nominating and Governance Committee Charter charge the Nominating and Governance Committee with selecting nominees for election to the Board of Directors and with reviewing, at least annually, the qualifications of new and existing members of the Board of Directors. The Nominating and Governance Committee also considers the extent to which such members may be considered “independent” within the meaning of applicable NYSE rules as well as other appropriate factors, including overall skills and experience.

From time to time, the Nominating and Governance Committee will seek to identify potential candidates for director nominees and will consider potential candidates proposed by other members of the Board of Directors, by management of the Corporation or by shareholders of the Corporation.

In considering candidates submitted by shareholders of the Corporation, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the candidate’s qualifications. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must provide the information set forth in, and otherwise comply with, Section 17 of Article II of the Corporation’s Amended and Restated By-Laws.

The shareholder recommendation and information described above must be sent to Ampco-Pittsburgh Corporation “c/o Corporate Secretary” at 600 Grant Street, Suite 4600, Pittsburgh, PA 15219 and, in order to allow for timely consideration, must be received not less than 90 days in advance of the anniversary date of the Corporation’s most recent annual meeting of shareholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors and the Nominating and Governance Committee believes that the candidate has the potential to be a good candidate, the Nominating and Governance Committee would seek to gather information from or about the candidate. Such information may include information gathered through one or more interviews as appropriate and review of his or her accomplishments and qualifications generally, in light of any other candidates that the Nominating and Governance Committee may be considering. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a shareholder. Although the Nominating and Governance Committee does not have a formal written diversity policy, it does strive to identify candidates for director with diverse education and career backgrounds to better serve the Corporation and periodically evaluates the diversity of the backgrounds of the Corporation’s directors.

Non-Management Directors

The non-management directors have regularly scheduled executive sessions. Leonard M. Carroll is the current lead director and has been presiding at these meetings since May, 2014. William K. Lieberman has been chosen by the Board to be the new lead director effective from the 2015 Annual Meeting until the 2016 Annual Meeting. A new lead director is chosen annually. Any shareholder who wants to communicate directly with the presiding director or the non-management directors as a group can do so by following the procedure below under “Shareholder Communications with Directors”.

Shareholder Communications with Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or such individual or group or committee and sent to Ampco-Pittsburgh Corporation “c/o Corporate Secretary” at 600 Grant Street, Suite 4600, Pittsburgh, PA 15219. Communications sent in this manner will be reviewed by the office of the Corporate Secretary for the purpose of determining whether the contents represent a message to one or more of the Corporation’s directors. Depending on the subject matter, the Corporate Secretary may attempt to handle the inquiry directly, such as when it is a request for information about the Corporation or a stock-related matter. The Corporate Secretary also may not forward the communication if it is primarily commercial in nature or it relates to an improper or irrelevant topic.

Board’s Role in Risk Oversight

The Board of Directors as a whole is responsible for risk management oversight of the Corporation and ensuring that management develops sound business strategies. The involvement of the full Board of Directors in setting the Corporation’s business strategy and objectives is integral to the Board’s assessment of our risk profile and also a determination of what constitutes an appropriate level of risk and how best to manage any such risk. This involves receiving reports and/or presentations from applicable members of management and the committees of the Board. The full Board of Directors continually evaluates risks such as financial risk, legal/compliance risk, operational/strategic risk and fraud risk and addresses individual risk issues with management throughout the year as necessary.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, the Board delegates responsibility for certain aspects of risk management to its standing committees. In particular, the Audit Committee focuses on enterprise risks and related controls and procedures, including financial reporting, fraud and regulatory risks. The Compensation Committee strives to create compensation practices that do not encourage excessive levels of risk taking that would be inconsistent with the Corporation’s strategy and objectives. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporation’s corporate governance and corporate governance principles. The Board’s role in risk oversight has not had any effect on the Board’s leadership structure.

Director Terms

The Board is divided into three classes, and the directors in each class serve for three-year terms unless unable to continue to serve due to death, retirement or disability. The term of one class of directors expires each year at the Corporation’s annual meeting of shareholders. The Board may fill a vacancy by electing a new director to the same class as the director being replaced or by reassigning a director from another class. The Board also may create a new director position in any class and elect a director to hold the newly created position. It is expected that new directors elected to the Board will stand for election by the shareholders at the annual meeting immediately subsequent to such election, regardless of the class into which such new director is elected.

Annual Meeting Attendance

The Corporation encourages its directors to attend the Annual Meeting of the Corporation’s shareholders. All of the directors then in office were in attendance at the 2014 Annual Meeting.

BOARD COMMITTEES AND RELATED MATTERS

Summary

During 2014, the Board had five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Investment Committee and the Nominating and Corporate Governance Committee. The Board makes committee and committee chair assignments annually at its meeting immediately preceding the annual meeting of shareholders, although further changes to committee assignments may be made from time to time as deemed appropriate by the Board. The Nominating and Governance Committee Charter, the Compensation Committee Charter, the Audit Committee Charter and the Corporate Governance Guidelines are available on the Corporation’s website at www.ampcopittsburgh.com.

The current composition of the Board and each committee of the Board is set forth below:

Director	Audit Committee	Compensation Committee	Executive Committee	Investment Committee	Nominating and Corporate Governance Committee	Board of Directors
James J. Abel						X
Leonard M. Carroll*	X		X	X		X
Michael I. German						X
Paul A. Gould	X	X		X	C	X
William K. Lieberman	X	C	X		X	X
Laurence E. Paul				X		X
Robert A. Paul			C	C		C
Stephen E. Paul				X		X
Carl H. Pforzheimer, III	C	X	X		X	X
Ernest G. Siddons			X	X		X
John S. Stanik			X			X

2014 Meetings	8	7	3	4	1	10

X—Member

C—Chair

*—Lead	Director

All Directors may attend any committee meeting, except to the extent that a committee requests to meet without non-committee members present.

All of the directors attended at least 75% of the applicable Board and committee meetings in 2014.

The independent, non-management directors meet separately in regularly scheduled executive sessions without members of management present, except to the extent that the non-management directors request the attendance of one or more members of management. The Lead Director presides over meetings of the independent directors.

Audit Committee

The Audit Committee held eight meetings in 2014 and was comprised of four directors: Carl H. Pforzheimer, III (Chairman), Leonard M. Carroll, Paul A. Gould and William K. Lieberman. In February, 2015 Michael I. German was elected to this Committe. None of the Audit Committee members is now, or has within the past five years been, an employee of the Corporation. The Board has determined that none of the members of the Audit Committee have any financial or personal ties to the Corporation (other than director compensation and equity ownership as described in this Proxy Statement) and that they meet the NYSE and SEC standards for independence applicable to members of the Audit Committee.

The Audit Committee reviews the Corporation’s accounting and reporting practices, including internal control procedures, and maintains a direct line of communication with the Directors and the independent accountants. The Audit Committee also is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm, as well as evaluating the performance of our internal audit function and our financial reporting processes.

The Board of Directors has determined that Mr. Pforzheimer meets the SEC criteria to be deemed an “audit committee financial expert” and meets the NYSE standard of having accounting or related financial management expertise. Each member of the Audit Committee is financially literate.

Compensation Committee

The Compensation Committee met seven times in 2014 and is comprised of three directors: Paul A. Gould, William K. Lieberman (Chairman) and Carl H. Pforzheimer, III. Robert J. Appel served as Chairman of the Compensation Committee from the beginning of 2014 until his resignation from the Board of Directors in May 2014. Mr. Lieberman was appointed Chairman following the resignation of Mr. Appel. The Compensation Committee is responsible for reviewing and recommending to the Board of Directors compensation programs and policies and reviewing and recommending to the Board of Directors the participation of executives and other key management employees in the various compensation plans of the Corporation.

The Compensation Committee, under the terms of its charter, has the sole authority to retain, approve fees and other terms for, and terminate any compensation consultant used to assist the Compensation Committee in executive compensation matters. The Compensation Committee also may obtain advice and assistance from internal or external legal, accounting or other advisors. In 2014, the Compensation Committee engaged Towers Watson as its independent provider of compensation consulting services for decisions relating to 2015 compensation. The Committee also utilizes external legal advisors and assesses the independence of its advisors.

Representatives of Towers Watson periodically attend meetings of the Compensation Committee. Certain executive officers of the Corporation also attend meetings of the Compensation Committee from time to time and are given the opportunity to express their views on executive compensation matters.

Each member of the Compensation Committee is a “non-employee director” of the Corporation as defined under Rule 16b-3 of the Securities Exchange Act of 1934, and each member is also an “outside director” for the purposes of the corporate compensation provisions contained in Section 162(m) of the Internal Revenue Code.

Executive Committee

The Executive Committee took action three times by written consent in 2014 and was comprised of the following directors: Robert A. Paul (Chairman), Leonard M. Carroll, William K. Lieberman, Carl H. Pforzheimer, III, and Ernest G. Siddons. This Committee is responsible for providing guidance and counsel to the Corporation’s management team on significant matters affecting the Corporation and taking action on behalf of the Board where required in exigent circumstances, such as where it is impracticable or infeasible to convene, or obtain the unanimous written consent of, the full Board.

Investment Committee

The Investment Committee met four times in 2014 and was comprised of six directors: Robert A. Paul (Chairman), Ernest G. Siddons, Paul A. Gould, Leonard M. Carroll, Laurence E. Paul and Stephen E. Paul. The

Investment Committee considers and makes recommendations regarding various investment opportunities for Defined Benefit and Supplemental Executive Retirement Plans. In February, 2015 the Board of Directors eliminated the Investment Committee and the full Board will take over its responsibilities going forward.

Nominating and Corporate Governance Committee

The Nominating and Governance Committee met once in 2014 and was comprised of three directors: Paul A. Gould (Chairman), William K. Lieberman and Carl H. Pforzheimer, III. In February, 2015 James J. Abel was elected to this Committee. The Nominating and Governance Committee is responsible for identifying individuals qualified to become directors and recommending candidates for membership on the Board of Directors and its committees, developing and recommending to the Board of Directors the Corporation’s corporate governance policies and reviewing the effectiveness of board governance, including overseeing an annual assessment of the performance of the Board of Directors and each of its committees.

Director Compensation

In 2014, each director who was not employed by the Corporation received an annual retainer of $50,000, payable quarterly in cash in equal installments. The Chairman of the Audit Committee received an additional $6,500 annual fee, and the non-employee chairs of other Committees received an additional $2,000 annually. The Lead Director appointed each year receives an additional annual retainer of $4,000. Each non-employee director also received an annual stock award valued at $25,000 and the following meeting fees in cash: $2,500 for each Board meeting attended, whether in person or by telephone; $2,000 for attendance in person at each Audit Committee meeting and $1,000 if participation was by telephone; and $1,500 for attendance in person at all other committee meetings and $500 if participation was by telephone. In 2014, directors did not receive a fee for Board or committee meetings if they did not attend.

The table below summarizes the director compensation earned by non-employee directors of the Corporation in 2014:

Name(1)	Fees Earned or Paid in Cash($)(2)	Stock Awards ($)(3)	Total ($)
James J. Abel	75,167	25,000	100,167
Robert J. Appel(4)	49,500	25,000	74,500
Leonard M. Carroll	106,166	25,000	131,166
Michael I. German	64,167	25,000	89,167
Paul A. Gould	100,833	25,000	125,833
William K. Lieberman	96,500	25,000	121,500
Laurence E. Paul	92,500	25,000	117,500
Stephen E. Paul	92,500	25,000	117,500
Carl H. Pforzheimer, III	100,000	25,000	125,000
Ernest G. Siddons	81,000	25,000	106,000

(1)	Robert A. Paul served as Chairman and Chief Executive Officer throughout 2014. Accordingly, Mr. Paul did not receive any compensation for his service on the Board of Directors in 2014. All compensation paid to Mr. Paul by the Corporation for his service as an executive officer of the Corporation in 2014 is reflected under “Summary Compensation Table.” John S. Stanik has served as the Corporation’s Chief Executive Officer and as a director since January 1, 2015. Mr. Stanik will not receive any compensation for his service on the Board of Directors in 2015.

(2)	This column reflects annual retainer fees, including committee chair and Lead Director fees, as well as Board and committee meeting fees paid to each listed director.

(3)	This column reflects the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of the stock awards granted to directors.

(4)	Mr. Appel resigned from the Board of Directors in May 2014.

In December 2014, the Board determined that, in connection with his service as the non-executive Chairman of the Board beginning on January 1, 2015, Mr. Paul will receive total annual cash compensation in the amount of $200,000. This total annual cash compensation will be provided in lieu of the compensation arrangements applicable to non-employee directors and takes into consideration the additional time and commitment attendant to the duties of the position of Chairman.

Stock Ownership Guidelines

We have a long-standing approach of compensating directors in part with stock awards and encouraging retention of stock acquired through such awards or by market purchases. We believe retention of stock creates a long-term perspective and aligns the interests of our directors with those of our shareholders. In furtherance of this approach, the Board of Directors has established stock ownership guidelines for our CEO requiring the CEO to hold a minimum of 20,000 shares of the Corporation’s common stock, subject to certain exceptions for reasonable estate and tax planning and diversification purposes. In February, 2015, the Board increased the minimum to 30,000 shares and gave Mr. Stanik a five year period to acquire the shares.

The Board of Directors is covered by a director stock ownership policy which provides that all directors must hold at least 1,000 shares of the Corporation’s common stock. All current directors satisfy this policy as of March 12, 2015. The Board of Directors will review these guidelines at least annually to evaluate whether they remain effective.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, to the extent known by the Corporation, concerning individuals (other than directors or officers of the Corporation) or entities holding more than five percent of the outstanding shares of the Corporation’s Common Stock. The “percent of class” in the table below is calculated based upon 10,425,664 shares outstanding as of March 12, 2015.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Gabelli Funds, Inc. (and affiliates) Corporate Center Rye, NY 10580	2,233,428	(1)	21.42
The Louis Berkman Investment Company P. O. Box 576 Steubenville, OH 43952	1,437,241	(2)	13.79
BlackRock, Inc. 40 East 52nd Street New York, NY10022	544,224	(3)	5.22

(1)	Reported as of December 24, 2014 on an amended Schedule 13D filed with the SEC on December 24, 2014 disclosing that the reporting persons had sole voting and dispositive power.

(2)	Robert A. Paul, non-executive Chairman of the Corporation, is an officer and director of The Louis Berkman Investment Company and disclaims beneficial ownership of the 29.28% of its common stock owned by his wife. Laurence E. Paul and Stephen E. Paul, directors of the Corporation, own 23.33% and 23.94%, respectively, of The Louis Berkman Investment Company’s non-voting stock, held in various trusts.

(3)	Reported as of December 31, 2014 on a Schedule 13G filed with the SEC on February 3, 2015 disclosing that the reporting person had sole voting and dispositive power.

The following table sets forth as of March 12, 2015 information concerning the beneficial ownership of the Corporation’s Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group. The “percent of class” in the table below is calculated based upon 10,425,664 shares outstanding as of March 12, 2015.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Robert A. Paul	1,640,163	(1)(2)	15.52
Laurence E. Paul	1,443,356	(3)	13.84
Stephen E. Paul	1,443,356	(4)	13.84
Terrence W. Kenny	91,000	(5)	*
Robert G. Carothers	89,500	(5)	*
Rose Hoover	88,834	(6)	*
Marliss D. Johnson	70,500	(5)	*
Ernest G. Siddons	41,122	(7)	*
William K. Lieberman	8,115	(8)	*
Carl H. Pforzheimer, III	7,848	(9)	*
Leonard M. Carroll	6,615	(10)	*
Paul A. Gould	6,115	(10)	*
Michael I. German	5,250	(10)	*
James J. Abel	2,250	(10)	*
John S. Stanik	2,000	(10)	*
Directors and Executive Officers as a group (15 persons)	2,071,542	(11)	18.93

*	Less than 1%

(1)	Includes 42,889 shares owned directly, 145,000 shares he has the right to acquire within sixty days pursuant to stock options and the following shares in which he disclaims beneficial ownership: 1,437,241 shares owned by The Louis Berkman Investment Company, 13,767 shares owned by his wife and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which he is a trustee.

(2)	The Louis Berkman Investment Company owns beneficially and of record 1,437,241 shares of the Corporation’s Common Stock. Robert A. Paul, an officer and director of The Louis Berkman Investment Company, disclaims beneficial ownership of the 29.28% of its common stock owned by his wife.

(3)	Represents 6,115 shares owned directly and 1,437,241 shares owned by The Louis Berkman Investment Company. Mr. Paul is a President of The Louis Berkman Investment Company and is a trustee of various trusts which own 23.33% of its non-voting stock.

(4)	Represents 6,115 shares owned directly and 1,437,241 shares owned by The Louis Berkman Investment Company. Mr. Paul is a President of The Louis Berkman Investment Company and is a trustee of various trusts which own 23.94% of its non-voting stock.

(5)	Represents shares that he or she has the right to acquire within sixty days pursuant to stock options.

(6)	Represents 1,000 shares owned directly and 87,834 shares that she has the right to acquire within sixty days pursuant to stock options.

(7)	Includes 1,007 shares held jointly with his wife, 5,115 shares owned directly and 35,000 shares he has the right to acquire within sixty days pursuant to stock options.

(8)	Includes 3,000 shares held jointly with his wife and 5,115 shares owned directly.

(9)	Includes 6,115 shares owned directly, 800 shares held by a trust of which he is a trustee and principal beneficiary, and the following shares in which he disclaims beneficial ownership: 133 shares held by his daughter and 800 shares held by a trust of which he is a trustee.

(10)	Represents shares owned directly.

(11)	Excludes double counting of shares deemed to be beneficially owned by more than one director.

Unless otherwise indicated, the individuals named have sole investment and voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than 10% of the Corporation’s common stock, to file reports of holdings and transactions in the Corporation’s common stock with the SEC and to furnish the Corporation with copies of all Section 16(a) reports that they file. Based on those records and other information furnished, during 2014, executive officers, directors and persons who beneficially own more than 10% of the Corporation’s common stock complied with all filing requirements.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proposal 2)

The Say-on-Pay vote is advisory and therefore not binding on the Corporation or the Board. However, the Board of Directors and the Compensation Committee will carefully review the opinions that our shareholders express and will take the outcome of the vote into account when making decisions regarding executive compensation. Our Board of Directors adopted a policy to hold this advisory vote on executive compensation annually.

We believe that the Say-on-Pay vote represents an additional means by which we may obtain important feedback from our shareholders about executive compensation. As set forth in the Compensation Discussion and Analysis (the “CD&A”), the overall objectives of our executive compensation program are to provide compensation that is competitive, create a structure that is based on achievement of performance goals and provide incentive for long-term continued employment.

In accordance with the voting results for the proposal considered at the Corporation’s 2011 Annual Meeting of Shareholders regarding the frequency of advisory Say-on-Pay votes, the Corporation determined to hold an advisory Say-on-Pay vote annually until the next shareholder vote on the frequency of such advisory Say-on-Pay votes. A shareholder vote on the frequency of such advisory Say-on-Pay votes is required to be held at least once every six years. Accordingly, the Corporation expects that the next such frequency vote will be in 2017.

We believe that our re-evaluation of our executive compensation policies and practices over the past year, and the recently implemented changes to the compensation structure for our executive officers have addressed many of our key shareholders’ concerns about our executive compensation. When casting your Say-on-Pay vote, we encourage you to consider:

•

The compensation structure implemented for John S. Stanik upon his appointment as Chief Executive Officer effective January 1, 2015 and the comparable changes made to the compensation structures applicable to our executive officers thereafter;

•

The further alignment of the compensation of our executive officers with the interests of our shareholders as a result of the recently implemented changes, including our efforts to achieve greater pay-for-performance alignment; and

•	The Corporation’s engagement with certain of our institutional shareholders and leading proxy advisory services over the past year and our willingness to continue to engage with our shareholders.

Shareholders are encouraged to read the CD&A, starting on page 24, which discusses how the elements of the compensation packages for the named executive officers are determined, and review the Summary Compensation Table and the other related tables and narrative disclosures following the CD&A. The Board and the Compensation Committee believe that these policies and procedures are strongly aligned with the long-term interests of our shareholders and are effective in achieving the strategic goals of the Corporation. The Say-on-Pay vote gives you, as a shareholder, the opportunity to endorse or not endorse our executive compensation program by voting for or against the following resolution:

“RESOLVED, that the shareholders of Ampco-Pittsburgh Corporation (the “Corporation”) approve, on an advisory basis, the compensation of the Corporation’s named executive officers, as disclosed in the Corporation’s proxy statement for the 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS RESOLUTION AND THEREBY ENDORSE THE CORPORATION’S EXECUTIVE COMPENSATION PROGRAM.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address the compensation paid or awarded with respect to the 2014 fiscal year to the executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.” We also address changes made to our 2015 compensation program.

In 2014, compensation decisions for our Chairman and Chief Executive Officer (“CEO”) were made by the recommendation of the Compensation Committee of our Board of Directors (the “Committee”) and approved by the independent directors on the Board of Directors. Our CEO is also referred to as our Principal Executive Officer or “PEO”. The Committee, in consultation with the CEO, makes recommendations to our Board of Directors with regard to director compensation and compensation of other officers and managerial employees if their individual salaries exceed $275,000. Our CEO is delegated the authority to determine the salaries of named executive officers (and other executive and managerial employees) below an annual level of $275,000.

Shareholder Outreach and Compensation Program Changes

At the Corporation’s 2014 annual meeting of shareholders, we held an annual non-binding, advisory vote to approve our executive compensation. Approximately 56% of the votes cast voted in favor of our executive compensation. While representing majority support for our executive compensation, these results were below what we deem to be satisfactory.

Following our 2014 Say-on-Pay Vote, the Committee or senior members of management, engaged with certain of our institutional investors and evaluated feedback from leading proxy advisory services to discuss our executive compensation program in an effort to better understand the underlying reasons for the results of our Say-on-Pay Vote in 2014. As a result of the feedback from our outreach, we have implemented several substantive changes to our executive compensation taking effect in 2015. Effective December 31, 2014, Robert A. Paul retired as our CEO, and John S. Stanik became our CEO effective January 1, 2015. In connection with Mr. Stanik’s appointment, the Committee restructured the compensation program for our CEO, incorporating much of the feedback received over the prior year. In addition, comparable changes were made to the 2015 compensation program for the Corporation’s other named executive officers.

For 2015, the principal components of our named executive officers’ compensation are:

•	Annual base salary;

•

Annual cash incentive compensation under our CEO Bonus Plan and similar incentive plans, with a majority of the actual amount of the annual cash bonus for each named executive officer being determined based on the Corporation’s achievement of annual operating income goals;

•

Long-term equity incentives in a balanced mix of restricted stock units and performance share units under our 2011 Omnibus Incentive Plan, with the performance share units being subject to vesting based on the Corporation’s achievement of targeted earnings per share growth and targeted relative total shareholder return ranking as compared to a designated peer group; and

•	Supplemental retirement and other broad-based benefit programs provided on the same basis as for other employees.

It will take some period of time to see the impact of these changes fully reflected in our Summary Compensation Table because information in the Summary Compensation Table in this proxy statement reflects only compensation granted in prior periods, and information for years prior to 2015 that is included in certain future proxy statements will continue to reflect compensation granted in periods before the changes described above were implemented. We believe that our re-evaluation of our executive compensation policies and practices over the past year, and the recently implemented changes to the compensation structure for our executive officers have addressed many of our key shareholders’ concerns about our executive compensation.

CEO Compensation. In connection with Mr. Stanik’s appointment as the CEO, the Corporation and Mr. Stanik entered into an Offer Letter, dated November 25, 2014, setting forth terms of Mr. Stanik’s employment, which commenced on January 1, 2015.

Under his Offer Letter, Mr. Stanik will receive an initial annual base salary of $550,000. Mr. Stanik also is eligible for an annual cash bonus with a target award equal to 43.33% of base salary and a range of payouts from 50% of the target award for performance at threshold to 200% of the target award for performance at or above maximum. Performance is based primarily on the Corporation’s achievement of an annual operating income goals, weighted 70%. The Committee also considers certain qualitative factors and goals, weighted 30%. There may be no annual cash bonus payout if annual operating income performance is below threshold.

Mr. Stanik’s long-term incentive compensation opportunity will be provided in a balanced mix of annual grants of restricted stock units (“RSUs”) and performance share units (“PSUs”). These awards have a targeted grant date fair value equal to 50% of Mr. Stanik’s base salary. The awards are weighted 30% as time vesting RSUs and 70% as PSUs (assuming target performance for the PSUs). The RSUs will be subject to a three year time-based vesting provision. The PSUs are earned based on the Corporation’s achievement of EPS growth goals, weighted 57%, and relative total shareholder return performance, weighted 43%, measured over a three-year performance period (e.g., 2015-2017 for the first award). The number of PSUs payable at the end of the performance period can range from 75% of the target award for performance at threshold to 150% of the target award for performance at or above maximum. No PSUs will be earned for performance below threshold. The Compensation Committee believes that this design substantially responds to shareholder comments and provides a greater focus on specific performance goals through the PSU grant, with a balanced focus on both internal EPS growth goals and relative total shareholder return performance.

The following chart illustrates the mix of compensation opportunities for Mr. Stanik at target performance:

Other NEO Compensation.

In 2015, NEOs other than Mr. Stanik are eligible for annual cash bonuses with target awards equal to 46% for Mr. Carothers, 45% for Ms. Hoover, 35% for Mr. Kenny and 30% for Ms. Johnson and a range of payouts from 50% of the target award for performance at threshold to 200% of the target award for performance at or above maximum. Performance is based primarily on the Business Unit’s and/or Corporation’s achievement of annual operating income goals, weighted 70% and achievement of certain personal goals, weighted 30%.

NEOs other than Mr. Stanik are also eligible for long-term incentive compensation in a balanced mix of annual grants of RSUs and PSUs. These awards have a targeted grant date fair value equal to 50% of base salary for Mr. Carothers and Ms. Hoover, 45% for Mr. Kenny and 40% for Ms. Johnson. The awards are weighted 30%

as time vesting RSUs and 70% as PSUs (assuming target performance for the PSUs). The terms and conditions of the awards are the same as the awards for the CEO (described above).

Key Features of our Executive Compensation Program

The Committee believes that our executive compensation program, including the recently implemented changes, includes key features that align the interests of our named executive officers and the Corporation’s long-term strategic direction with the interests of our shareholders and does not include features that could misalign their interests.

KEY FEATURES

•    Align CEO Pay with Company Performance:

A significant portion of our CEO’s actual pay is tied to annual performance goals and long-term shareholder returns. Beginning in 2015, a majority of long-term incentive awards are provided as performance-based PSUs.

•    Use Long-Term Incentives to Link a Significant Portion of Named Executive Officer Pay to Company Performance:

A significant portion of pay for our named executive officers is long-term incentives linked to growing earnings per share, total shareholder return and our stock price.

• Balance Short-Term and Long-Term Incentives: Our incentive programs provide an appropriate balance of annual and long-term incentives and include multiple measures of performance.
• Cap Incentive Awards: Annual incentive awards and PSUs include capped payouts (200% for annual incentives and 150% for PSUs).

•    Mitigate Excessive Risk-taking Behaviors by Named Executive Officers:

Our executive compensation program includes features that reduce the possibility of our named executive officers, either individually or as a group, making excessively risky business decisions that could maximize short-term results at the expense of long-term value.

•    Authorize the Board to Clawback Executive Compensation:

We have implemented a clawback policy applicable to executive officers pursuant to which, if the Corporation is required, because of fraud or negligence, to restate financial results for any Restatement Period in a manner that would have adversely affected the amount of the payout of any incentive compensation awards, the Committee has the right during the three-year period following the Restatement Period to review the matter and determine what, if any, repayment executives will be required to make.

•    Use of Compensation Consultant:

Beginning in 2014, the Committee engaged Towers Watson, a national compensation consulting firm, to assist it in fulfilling its responsibilities and duties. Towers Watson does not provide any other services to the Corporation.

• Use of Peer Group: We use a peer group of companies of comparable size in relevant industries and target total direct compensation within a competitive range.
• Multi-Year Vesting Periods: The equity awards granted to our executive officers are earned over multi-year periods, consistent with current practice and our retention objectives.

•    Use of Performance Metrics:

A significant portion of each executive’s annual pay is based on objective performance metrics. Our executive compensation program is designed so that a significant portion of compensation is “at-risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and shareholders.

• No Section 280G Tax Gross-Up Rights: We do not provide any Code Section 280G excise tax gross-up rights or any other significant tax gross-up rights to our executive officers.

•    No Option Repricing or Replacement without Shareholder Approval:

The Corporation’s 2011 Omnibus Incentive Plan prohibits “underwater” options from being repriced or replaced (either with new options or other equity awards), unless approved by our shareholders.

2014 Compensation Objectives

The compensation paid or awarded to our named executive officers for 2014 was designed to meet the following objectives:

•

Provide compensation that is competitive with compensation for executive officers providing comparable services, taking into account the size of the Corporation, the nature of its business, and the location of its headquarters. We refer to this objective as “competitive compensation.”

•

Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals relating to the Corporation’s and the individuals’ performance and to enhancement of shareholder value. We refer to this objective as “performance incentives.”

•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”

We considered various components of our 2014 compensation payments and awards (added to payments and awards granted in prior years) to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation Performance Incentives

Incentive Bonus Plan Awards	Competitive Compensation Performance Incentives

Discretionary Bonus Awards	Competitive Compensation Performance Incentives

Options	Competitive Compensation Performance Incentives Retention Incentives

Change in Control Severance Protection	Competitive Compensation Retention Incentives

SERP Benefits	Competitive Compensation Retention Incentives

Determination of Competitive Compensation

In assessing competitive compensation, we relied primarily on the general knowledge and experience of our Committee and Board members and our Chairman and CEO concerning the level of compensation provided by other “middle market” public companies headquartered in the Greater Pittsburgh area, with such knowledge and experience derived informally from their service on other boards of directors, their acquaintances with directors and executives of other companies and their review of public filings by such companies. We did not rely on benchmarking data or recommendations provided by outside consultants in connection with 2014 executive compensation, and we did not try to set the levels of compensation for named executive officers to correspond with levels established by benchmarking data or surveys. Rather, our goal was to provide an overall compensation package that would generally be in line with what other comparable companies are providing to their executive officers.

Salaries

New salary levels for our named executive officers historically have been established on an annual basis in May of each year. Determinations regarding salary adjustments are made based on a number of objective and subjective factors, including cost of living increases, the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment and execution of corporate initiatives and special projects assigned by the Board, the Chairman or the CEO. We also consider whether there has been any material change in the officer’s title, duties and responsibilities in the preceding year. Where an officer has assumed material additional duties, or has been promoted, an above-normal salary adjustment would typically be justified. Finally, in rare circumstances, we may decide to make a market adjustment in salaries if we determine that salary levels for one or more of our named executive officers have fallen materially below levels that we consider appropriate in order to maintain a competitive compensation package and to discourage valued executives from leaving to pursue other opportunities. Salary adjustments for our CEO and other named executive officers whose salaries exceed $275,000 per year are reviewed and must be approved by the independent members of the Board of Directors, after a recommendation by the Committee. Salary adjustments for the other named executive officers are determined by the CEO.

Generally, the differences in the level of pay between the named executive officers is the result of the determination by the Committee or by the CEO over time of the level of responsibility, function, experience, and length of service that each of the officers possess.

The base salary determinations for each named executive officer in 2014 were as follows:

Name	2014 Base Pre-Adjustment Salary	2014 Base Adjusted Salary(1)	Percentage Increase
Robert A. Paul	$827,090	$851,902	3%
Robert G. Carothers	$382,200	$401,315	5%
Rose Hoover	$289,120	$303,576	5%
Terrence W. Kenny	$276,640	$290,472	5%
Marliss D. Johnson	$223,600	$234,780	5%

(1)	The numbers in the above chart are different than the 2014 salary figures in the Summary Compensation Table (see p. 32) because those numbers represent total salary paid during calendar 2014 and not just base salary at year-end as in the above chart.

Incentive Bonus Plan Awards

For the Incentive Bonus Plan established by the Corporation, the Committee selected the appropriate performance goal or goals and establishes the applicable threshold, target and maximum levels of achievement for each performance goal. If the threshold level was not achieved, there would be no payout on that measure. Increasingly larger payouts are awarded for the achievement of target and maximum performance goals. In 2014, the Committee adopted an Incentive Bonus Plan for Mr. Paul (the “CEO Bonus Plan”) which is described in more detail below. In addition, the Committee, at its discretion, retained discretion to award a bonus to Mr. Paul if it determined that circumstances so warranted.

CEO Bonus Plan

Incentive payments under the CEO Bonus Plan are based on the Corporation’s 2014 income from operations performance as compared to the Corporation’s business plan for 2014. Income from operations was chosen by the Committee in the belief that it is the most accurate objective measure of performance. It eliminated most charges or windfalls which are generally beyond the control of the executives and adjusts actual and planned income to allow for the exclusion of costs related to asbestos litigation and stock based compensation expense. Under the terms of the CEO Bonus Plan, the maximum payment that could be made as a bonus was 40% of Mr. Paul’s year-end base salary.

The following table summarizes the performance parameters and payout range for the CEO Bonus Plan for 2014:

Adjusted Operating Income (in $000,000’s)	Percentage of Business Plan	Performance Achievement Level	Payout Percentage (of Base Salary)
Less than 14.7	Less than 85%		0%
14.7	85%	Threshold	15%
17.3	100%	Target	25%
20.8 and above	120%	Maximum	40%

In addition, payouts are interpolated for performance that falls between each of the specified goals under the schedule above based on the following scale:

Adjusted Operating Income Range (in $000,000’s)	Payout Percentage Increase Per $500,000 in Added Operating Income
14.7-17.3	1.25%
17.3-20.7	1.5%

For 2014, the Committee determined that the Corporation achieved an adjusted operating income level of $13.4 million. Consequently, based on the adjusted operating income level, Mr. Paul did not earn an Incentive Bonus Award for 2014.

Mr. Carothers, Chief Executive Officer of Union Electric Steel Corporation, which comprises the Corporation’s Forged and Cast Rolls segment, and Mr. Kenny, Chief Executive Officer of Air & Liquid Systems Corporation, which comprises the Corporation’s Air and Liquid Processing segment, had incentive plans similar to Mr. Paul’s but based on their own income from operations performance as compared to their segment’s business plan while Mr. Paul’s is based on the combined performance of both these operations. The Threshold Achievement Level for both Mr. Carothers and Mr. Kenny was 15% of Base Salary if 85% of their respective business plan was achieved and a Maximum of 40% of base salary if 120% of their plans were achieved. The

Target Performance Level if 100% of the applicable business plan was achieved was 25% of Base Salary for Mr. Carothers and Mr. Kenny. Similar to Mr. Paul, Mr. Carothers and Mr. Kenny had payouts interpolated for performance that fell between each of the specified goals above.

For 2014, Mr. Carothers did not earn a bonus under the actual operating income formula included in the plan. However, the Compensation Committee and the Board determined that Mr. Carothers should receive a discretionary award equal to 20% of his annual base salary in effect on December 31, 2014, or $80,262. The rationale for this award was his development and implementation of a Strategic Plan related to a new product line. Mr. Kenny earned an Incentive Bonus Award equal to 38.5% of his annual base salary, or $111,832.

Discretionary Bonus Awards

Each year, the CEO historically has determined the amount of discretionary bonuses paid to our named executive officers who did not participate in the Incentive Bonus Plan described above. The bonuses have been determined in a manner similar to the annual base salary adjustments, that is, based on a number of objective and subjective factors, including the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment, and execution of corporate initiatives and special projects assigned by the CEO. The discretionary bonuses have also been considered together with the base salary adjustments in ensuring that our executive officers are provided a competitive level of cash compensation each year, but the discretionary bonus portion has provided flexibility to adjust total annual cash compensation to align with current performance (whereas a base salary adjustment is carried forward from year to year). For 2014, the discretionary bonus awards below were given to our named executive officers who did not participate in an Incentive Bonus Plan.

Name	Bonus Amount
Rose Hoover	$125,000
Marliss D. Johnson	$60,000

Role of Option Grants

In 2014, the Compensation Committee made grants of stock options under the 2011 Omnibus Incentive Plan to the named executive officers and certain other key employees of the Corporation as recommended by the Chief Executive Officer. Because the value of stock options is based on appreciation in the Corporation’s stock price, the Committee believes the use of stock options for executive officer long-term incentive awards is appropriate as it provides an incentive to increase stockholder value from the date of grant. The amount of the option grants to the named executive officers was determined in a manner similar to the annual base salary adjustments and discretionary bonus program, that is, based on a number of objective and subjective factors, including the Corporation’s financial performance, and a qualitative analysis of each individual officer’s performance during the preceding year, taking into account such factors as leadership, commitment, and execution of corporate initiatives and special projects assigned by the Chairman. The individual option grants to each named executive officer and the vesting and other material terms of the grants are set forth in the Grants of Plan-Based Awards table on page 33.

Ongoing and Post-Employment Agreements

We have several plans and agreements that enable our named executive officers to accrue retirement benefits as the executives continue to work for us and one that could provide severance benefits upon a change in control. These plans and agreements have been adopted and/or amended at various times over many years, and they are designed to be a part of a competitive compensation package. The plans and agreements described below do not include plans that are generally available to all of our salaried employees:

•	Supplemental Executive Retirement Plan (“SERP”)—We maintain a supplemental executive retirement plan, which is a nonqualified deferred compensation plan that provides benefits for executives in excess of the benefits that may be provided under our tax qualified defined benefit retirement plan (“Plan”) as a result of limits imposed by the Internal Revenue Code. The SERP also provides additional payment rights and benefits in the event of a change in control. All of our named executive officers, except Mr. Carothers, participate in a SERP. See the “Retirement Benefits” table and accompanying narrative for a description of the SERP.

•

Union Electric Steel Retirement Restoration Plan (“RR Plan”)—Union Electric Steel Corporation maintains a Retirement Restoration Plan for Mr. Carothers which is an unfunded nonqualified deferred compensation plan that provides benefits for Mr. Carothers that would otherwise be payable to him by the Plan but for limitations on the amount of his earnings imposed by the Internal Revenue Code. See the Retirement Benefits table and accompanying narrative for a description of the RR Plan.

•

Change in Control Agreements—We have change in control agreements with respect to each of our named executive officers so that our officers remain focused on the interests of the Corporation and the shareholders in the context of a potential change in control rather than their personal circumstances. Our agreements with executives provide for payments and other benefits if we terminate an executive’s employment without cause or if the executive terminates employment for “good reason” within 24 months following a change in control. The change in control agreements are described under “Potential Payments Upon Termination or Change in Control” below.

Tax Considerations

Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation paid to the chief executive officer and other officers listed in the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Corporation. While we believe that all compensation paid to our executives in 2014 was deductible, a portion of compensation paid in future years may not be deductible as a result of Section 162(m).

Role of Executive Officers in Determining Executive Compensation

As discussed above, the CEO determined the appropriate salary adjustments for named executive officers whose salaries were below an annual level of $275,000 and discretionary bonuses to be provided to named executive corporate officers other than himself. Salary adjustments for named executive officers whose annual salaries exceed $275,000 are determined by the Board of Directors, upon recommendation of the Committee.

SUMMARY COMPENSATION TABLE

Summary compensation information for our named executive officers for 2014 is set forth in the following table:

(a)	(b)	(c)	(d)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year ($)	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
PEO—Robert A. Paul	2014	843,631		148,000	—	900,398	52,973	1,945,002
Chairman and Chief Executive Officer	2013	819,060		116,400	301,888	—	51,269	1,288,617
	2012	790,333		133,600	232,870	239,440	46,867	1,443,110
PFO—Marliss D. Johnson	2014	231,053	60,000	62,900		390,502	27,318	771,773
Chief Financial Officer and Treasurer	2013	220,733	50,000	49,470		—	24,165	344,369
	2012	211,333	50,000	56,780		239,891	21,858	579,862
Rose Hoover	2014	298,757	125,000	85,100		745,597	30,274	1,284,728
Executive Vice President,	2013	285,413	116,000	66,930		51,033	31,255	550,631
Chief Administrative Officer and Corporate Secretary	2012	273,667	70,000	76,820		440,057	30,080	890,624
Robert G. Carothers	2014	394,944		92,500	80,262	541,116	20,272	1,129,094
Chairman and Chief Executive Officer of Union Electric Steel Corporation	2013	377,300		72,750	133,770	35,029	16,927	635,776
Terrence W. Kenny	2014	285,861		85,100	111,832	625,197	30,648	1,026,806
President of Air & Liquid Systems Corporation	2013	273,093		66,930	110,654	—	21,317	471,994

(1)	The values set forth in this column are based on the aggregate grant date fair value of stock option awards granted to the individual during the applicable fiscal year computed in accordance with FASB Accounting Standards Codification Topic 718 (formerly FAS 123(R)). The assumptions made in calculating the grant date fair values are set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	The change in value for 2014 is primarily attributable to a decrease in the discount rate from 5.00% to 4.10%. Changes in value for all three years are also influenced by annual changes in executive compensation and adjustments to mortality tables. For Mr. Paul, Ms. Johnson and Mr. Kenny the changes in pension values in 2013 were -65,177, -74,913 and -26,499 respectively.

(3)	Represents a medical expense reimbursement plan which contains a tax gross-up on the expenses, personal use of a company provided vehicle and club memberships. None of the individual perquisite values exceeded the threshold of the greater of $25,000 or 10% of the total perquisites except Mr. Paul whose club memberships in 2014 were $29,692.

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock And Option Awards ($)
		Threshold(2) ($)	Target(3) ($)	Maximum(4) ($)
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)
Robert A. Paul (PEO)		127,785	212,976	340,761
Robert A. Paul (PEO)	4/29/2014				20,000	20.00	148,000
Marliss D. Johnson (PFO)	4/29/2014				8,500	20.00	62,900
Rose Hoover	4/29/2014				11,500	20.00	85,100
Robert G. Carothers		60,197	100,329	160,526
Robert G. Carothers	4/29/2014				12,500	20.00	92,500
Terrence W. Kenny		43,571	72,618	116,189
Terrence W. Kenny	4/29/2014				11,500	20.00	85,100

(1)	The non-equity incentive bonus plan for 2014 covering Messrs. Paul, Carothers and Kenny is more fully described under “Incentive Bonus Plan Awards” beginning on page 29. The remaining named executive officers participate in a discretionary incentive plan in 2014 described on page 30.

(2)	The “Threshold” amount in the above table represents the amount which could be earned under the 2014 incentive plan, assuming achievement of the minimum level of performance.

(3)	The “Target” is the amount payable if income from operations for the Corporation’s segments in their 2014 business plan were attained.

(4)	The “Maximum” amount in the above table represents the maximum capped amount which could be earned under the 2014 incentive plans, assuming achievement of the maximum level of performance.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes certain information regarding outstanding equity awards at fiscal year-end:

	Option Awards/Stock Awards
(a)	(b)	(c)	(e)	(f)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date
Robert A. Paul	35,000.00	0	37.89/share	9/4/2018
	35,000.00	0	13.37/share	2/19/2019
	35,000.00	0	25.77/share	2/18/2020
	20,000.00	0	25.18/share	5/6/2021
	13,333.33	0	17.67/share	5/3/2022
Marliss D. Johnson	15,000.00	0	37.89/share	9/4/2018
	15,000.00	0	13.37/share	2/19/2019
	15,000.00	0	25.77/share	2/18/2020
	8,500	0	25.18/share	5/6/2021
	5,666.67	2,833.33	17.67/share	5/3/2022
	2,833.33	5,666.67	17.16/share	5/2/2023
	0	8,500.00	20.00/share	4/29/2024

	Option Awards/Stock Awards
(a)	(b)	(c)	(e)	(f)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price($)	Option Expiration Date
Rose Hoover	20,000.00	0	37.89/share	9/4/2018
	13,334.00	0	13.37/share	2/19/2019
	20,000.00	0	25.77/share	2/18/2020
	11,500.00	0	25.18/share	5/6/2021
	7,666.67	3,833.33	17.67/share	5/3/2022
	3,833.33	7,666.67	17.16/share	5/2/2023
	0	11,500.00	20.00/share	4/29/2024
Robert G. Carothers	25,000.00	0	37.89/share	9/4/2018
	25,000.00	0	25.77/share	2/18/2020
	13,500.00	0	25.18/share	5/6/2021
	9,000.00	4,500.00	17.67/share	5/3/2022
	4,500.00	9,000.00	17.16/share	5/2/2023
	0	12,500.00	20.00/share	4/29/2024
Terrence W. Kenny	20,000.00	0	37.89/share	9/4/2018
	16,500	0	13.37/share	2/19/2019
	20,000.00	0	25.77/share	2/18/2020
	11,500.00	0	25.18/share	5/6/2021
	7,666.67	3,833.33	17.67/share	5/3/2022
	3,833.33	7,666.67	17.16/share	5/2/2023
	0	11,500.00	20.00/share	4/29/2024

Note: There are no Equity Incentive Plan Awards or Stock Awards so these columns have been omitted

(1)	Unexercisable options vest one-third on each of the first, second and third anniversaries of the option grants for options expiring on 5/6/2021, 5/3/2022, 5/2/2023 and 4/29/2024.

RETIREMENT BENEFITS

As discussed above, the Corporation maintains a SERP for certain officers and key employees; that plan provides retirement benefits after completion of ten years of service and attainment of age 55. All named executive officers are participants in the SERP except Mr. Carothers. The Corporation also maintains a tax-qualified defined benefit pension plan (the “Plan”) that covers substantially all regular employees, including each of the named executive officers. The combined retirement benefit at age 65 or older provided by the Plan and the SERP is 50% of the highest consecutive five-year average earnings, as defined in the Plan, in the final ten years of service. Participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant who has had at least five years of service, commencing on the later of the month following the participant’s death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below in the “Potential Payments Upon Change in Control” section.

Mr. Carothers is a Participant in the Union Electric Steel Corporation Retirement Restoration Plan (the “RR Plan”) as discussed above and is also covered by the tax qualified defined benefit Plan that covers the other named executive officers. The combined retirement benefit at age 65 or older provided by the RR Plan and the qualified plan is primarily 1.5% of final average earnings, as defined in the qualified plan, multiplied by total years and months of credited service. Final average earnings means the monthly average of base earnings in the highest 60 consecutive months out of the last 120 consecutive months of service. Based on his years of credited service, Mr. Carothers is eligible for an unreduced benefit at early retirement. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of a participant who has had at least five years of service, commencing on the later of the month following the participant’s death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies.

The following table summarizes certain information regarding the value of the retirement benefits accrued by our named executive officers under the Plan and the SERP:

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of years credited service (#)	Present Value of Accumulated Benefit(6) ($)	Payments During Last Fiscal Year ($)
Robert A. Paul—PEO (1)(2)	Plan SERP	50 50	2,531,175 2,889,888	247,999 0
Rose Hoover (3)	Plan SERP	35 35	1,833,347 945,920	0 0
Marliss D. Johnson—PFO	Plan SERP	15 15	346,040 887,522	0 0
Robert G. Carothers (4)	Plan RR Plan	42 42	2,124,096 917,346	0 0
Terrence W. Kenny (5)	Plan SERP	30 30	1,580,716 707,399	0 0

(1)	Mr. Paul was past normal retirement age at December 31, 2014 and eligible for the benefits indicated above. Federal law requires that 5% owners start receiving a pension no later than April 1 following the calendar year in which the age 70 1/2 is reached. Mr. Paul is currently receiving $20,667 a month from the Plan and retired on December 31, 2014.

(2)	Other benefits shown in column (d) can only be received by participants following retirement in the form of monthly pension payments. A change of control could trigger a lump sum payment for benefits under the SERP.

(3)	Ms. Hoover is eligible for early retirement as of December 31, 2014. Assuming a December 31, 2014 retirement, the present value of accumulated plan benefits is $1,451,955 for the Plan and $749,140 for the SERP.

(4)	Mr. Carothers is eligible for unreduced early retirement as of December 31, 2014 and eligible for the benefits indicated above.

(5)	Mr. Kenny is eligible for early retirement as of December 31, 2014. Assuming a December 31, 2014 retirement, the present value of accumulated plan benefits is $1,230,535 for the Plan and $550,688 for the SERP.

(6)	The present value of accumulated retirement and SERP benefits was determined by using normal retirement age, RP2000 White Collar Mortality Projected with Scale BB for 2014, life annuity form of payment for the retirement plan and 50% joint and survivor for the SERP all calculated at a 4.10% discount rate. The rate for the prior year was 5.00%.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

The Corporation does not have any agreements or programs providing special severance or other benefits in the event of a termination of an executive officer prior to a change of control of the Corporation. The following is a description of the potential payments and benefits to which certain executive officers may be entitled following a change of control of the Corporation. Prior to his retirement on December 31, 2014, Mr. Paul had a two-year contract (which automatically renewed for a one-year period unless the Corporation choose not to extend) providing for compensation equal to five times his annual compensation in the event his employment was terminated by the Corporation without cause or he resigned for good reason within 24 months following a change of control of the Corporation, as well as the right to equivalent office space and secretarial help for a period of one year after a change in control. All our remaining named executive officers have two-year contracts (which automatically renew for one-year periods unless the Corporation chooses not to extend) providing for three times their annual compensation in the event their employment is terminated by the Corporation without cause or for good reason by the employee within 24 months following a change of control. All of the contracts provide for the continuation of employee benefits for three years for Mr. Paul and two years for the others and the right to purchase the leased car used by the covered individual at the Corporation’s then book value. In addition, all outstanding stock options are deemed vested and exercisable in the event of a change of control of the Corporation. The same provisions concerning change in control that apply to the contracts apply to the SERP and vest the right to that pension arrangement. A change of control triggers the right to a lump sum payment equal to the present value of the vested benefit under the SERP, if applicable.

The following circumstances would trigger payments under these agreements if, following these events, the individual’s employment is terminated within 24 months following these events and if the termination was not for cause or because of death, disability or by the individuals without good reason:

•	If a person, other than persons currently in control, becomes an owner, directly or indirectly, of 50% or more of the combined voting power of the Corporation’s outstanding voting securities;

•

If for two consecutive years there ceases to be a majority on the Board of individuals who at the beginning of the period were Board members, other than a new director whose election was approved by a vote of 2/3 of directors then still in office who were directors at beginning of the period or whose election or nomination for election was previously approved;

•

If the shareholders approve a merger or consolidation in which the Corporation’s common stock is converted into shares of another corporation or cash or other property or the Corporation’s common stock is not converted but 40% of the surviving corporation in the merger is owned by shareholders other than those who owned the Corporation’s common stock prior to merger;

•	If there occurs any transaction which results in the Corporation’s common stock no longer being publicly traded; or

•	If the shareholders of the Corporation approve a plan of complete liquidation or agreement for sale or disposition of substantially all assets followed by distribution of proceeds to shareholders.

The thresholds for triggering payments under these contracts were selected because the corporation wanted to include all reasonable circumstances that could be considered a “change of control”.

If one of the above events took place on December 31, 2014, the estimated payments and benefits that would be payable by the Corporation to the named executive officers would be as summarized in the following table. Mr. Paul is not included in the table because he retired as of December 31, 2014 and did not receive any of these payments.

Name(1)	Compensation(1) $	Office and Secretary $	Benefit Continuation(2) $	SERP(3) $	Accelerated Option Vesting(4) $	Total $
Terrence W. Kenny	1,203,378		59,858	2,346,749	22,080	3,632,065
Rose Hoover	1,258,728		60,012	1,942,832	22,080	3,283,652
Marliss D. Johnson	854,340		59,186	2,252,732	16,320	3,182,578
Robert G. Carothers	1,605,255		31,183	180,298	24,527	1,841,263

(1)	The compensation amount for the named executive officers is three times their base salary and bonus paid for the prior year.

(2)	The amounts in the table for Benefit Continuation represent the value of company provided health, dental, disability, life insurance and other similar benefits for 24 months for the named executive officers.

(3)	Represents the acceleration in the vesting of the retirement benefit (from the required 55/10 to 5 years of service with no age requirement). In addition, the value of retirement benefits is paid in the form of a lump sum. Mr. Carothers has a Restoration Plan benefit that he will commence receiving upon a separation of service with a present value of $917,346 as of December 31, 2014.

(4)	All named executive officers also have options outstanding with an exercise price greater than the market value on December 31, 2014. Therefore those options have no value upon a change of control.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Corporation’s annual report on Form 10-K and, as applicable, the Corporation’s proxy or information statement.

William K. Lieberman, Chairman

Paul A. Gould

Carl H. Pforzheimer, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2014, the Compensation Committee was comprised of Robert J. Appel (Chairman through May 2014), Paul A. Gould, William K. Lieberman (Chairman from May 2014 through present) and Carl H. Pforzheimer, III. None of those individuals has ever been an officer or employee of the Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Corporation’s policies and procedures for reviewing, approving and ratifying transactions with related persons are set forth in the Corporation’s Corporate Governance Guidelines, which are available on the Corporation’s website at www.ampcopittsburgh.com. Under these policies and procedures, the Corporation’s management is responsible for determining whether a particular transaction should be referred to the Nominating and Governance Committee for consideration. The Nominating and Governance Committee then determines whether to approve, ratify, revise the terms of, reject the transaction or refer the transaction to the full Board or another appropriate committee of the Board for approval or ratification. The policy and procedures apply to transactions involving an amount in excess of $120,000 in which a related person has a direct or indirect material interest. The policy and procedures generally do not apply to employment matters (except employment of an executive officer who is an immediate family member of another executive officer), director compensation, commercial transactions in the ordinary course of business under ordinary business terms, charitable contributions, transactions such as payment of dividends where all shareholders receive the same proportional benefits and transactions involving competitive bids.

In 2014, the Corporation bought industrial supplies from a subsidiary of The Louis Berkman Company in transactions in the ordinary course of business amounting to approximately $1,357,501. Additionally, The Louis Berkman Company paid the Corporation $100,000 for certain administrative services. Robert A. Paul, Larry E. Paul and Stephen E. Paul are officers and directors of that company. These transactions and services were at prices generally available from outside sources. It is expected that transactions between the parties will also take place in 2015.

The purchase of industrial supplies from a wholly-owned subsidiary of The Louis Berkman Investment Company follows a competitive bid process which includes several non-related vendors after which annual contract awards are made to the lowest bidder by the purchasing executive at each of the Corporation’s subsidiary companies. The administration services are provided under an agreement to provide such services for fees which are subject to annual review including an increase to cover inflation in the costs of the Corporation.

In connection with Mr. Paul’s retirement as Chief Executive Officer of the Corporation, the Corporation and Mr. Paul entered into a Retirement and Consulting Agreement effective January 1, 2015. Pursuant to the terms set forth in that agreement, Mr. Paul will provide such consulting services as may be requested by the Board or the CEO and agreed upon by Mr. Paul over a three-year period. In consideration for the consulting services to be provided by Mr. Paul pursuant to the Agreement, the Corporation will pay Mr. Paul $33,333 per month during the term of the agreement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards, No. 61), as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent accountants their independence.

Based on the review and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The following table summarizes the aggregate fees billed to the Corporation by Deloitte & Touche LLP:

	2014	2013
Audit fees (a)	$791,453	$825,640
Audit-related fees (b)	17,991	26,050
Tax fees (c)	—	—
All other fees	—	—

Total (d)	$809,444	$851,690

(a)	Fees for audit services related primarily to the audit of the Corporation’s annual consolidated financial statements and its internal control over financial reporting.

(b)	Fees for audit-related services related primarily to the audits of the Corporation’s employee benefit plans.

(c)	Fees for services provided in connection with tax planning and advice.

(d)	The Audit Committee approved all fees in the years reported.

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and the Corporation’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC. All services provided by Deloitte & Touche LLP and reflected in the table above were approved by the Audit Committee in accordance with the policy described below.

The Audit Committee has adopted a Policy for Approval of Audit and Non-Audit Services (the “Policy”) provided by the Corporation’s independent auditor. According to the Policy, the Corporation’s independent auditor may not provide the following services to the Corporation:

•

maintain or prepare the Corporation’s accounting records or prepare the Corporation’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC;

•

provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Corporation’s financial statements or where the independent auditor would audit the results;

•	provide certain management or human resource functions;

•	serve as a broker-dealer, promoter or underwriter of the Corporation’s securities;

•	provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction;

•	provide any internal audit services relating to accounting controls, financial systems, or financial statements; or

•

design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Corporation’s financial statements, taken as a whole.

In addition, in connection with its adoption of the Policy, the Audit Committee pre-approved certain audit-related and other non-prohibited services. Any services not prohibited or pre-approved by the Policy must be pre-approved by the Audit Committee in accordance with the Policy. The Policy is reviewed and approved annually by the Board of Directors.

Carl H. Pforzheimer, III (Chairman)

Leonard M. Carroll

Paul A. Gould

William K. Lieberman

RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015

(PROPOSAL 3)

The Audit Committee, comprised of independent members of the Board of Directors, has appointed Deloitte & Touche LLP (“D&T”) as the Corporation’s independent registered public accounting firm for 2015. Shareholder ratification of the selection of D&T as the Corporation’s independent registered public accounting firm is not required by the Corporation’s Articles of Incorporation as amended, or Amended and Restated By-laws. The Corporation is submitting the selection of D&T to the shareholders for ratification because the Board of Directors considers it to be the best practice in corporate governance to do so. Even if the shareholders ratify the Audit Committee’s appointment of independent accountants, the Audit Committee in its discretion may change the appointment at any time if it determines that such change would be in the best interests of the Corporation and its shareholders. If the shareholders do not ratify the appointment of D&T, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee, but D&T may still be retained.

Representatives of D&T are expected to be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so and will respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF D&T AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2015.

SHAREHOLDER PROPOSALS FOR 2016

Any shareholder who wishes to place a proposal before the 2016 Annual Meeting of Shareholders must submit the proposal to the Corporation’s Secretary, at its executive offices, not later than November 18, 2015 to have it considered for inclusion in the proxy statement for the Annual Meeting in 2015.

If a shareholder otherwise wishes to propose proper business from the floor for consideration at the 2016 Annual Meeting, the Corporation’s Amended and Restated Bylaws provide that (i) the shareholder must notify the Corporation’s Secretary in writing, (ii) the shareholder’s notice must be received at the Corporation’s executive offices not earlier than January 6, 2016 and not later than February 5, 2016 and (iii) the shareholder’s notice must contain the specific information set forth in the Corporation’s Bylaws. These requirements apply only to matters to be brought before the 2016 Annual Meeting which have not been submitted for possible inclusion in the Corporation’s 2016 proxy materials.

OTHER MATTERS

The Board of Directors does not know of any other business that will be presented for action at the Annual Meeting. Should any other matter come before the meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

AMPCO-PITTSBURGH CORPORATION 600 GRANT STREET SUITE 4600 PITTSBURGH, PA 15219

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE

VOTING; BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

IF YOU CHOOSE TO CUMULATE VOTES FOR DIRECTORS YOU MUST VOTE BY MAIL.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE -1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M81191-P58799                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.         DETACH AND RETURN THIS PORTION ONLY

AMPCO-PITTSBURGH CORPORATION			For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			All	All	Except
Vote on Directors
1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Michael I. German
	02)	Paul A. Gould
	03)	Robert A. Paul
	04)	John S. Stanik

Vote on Proposals								For	Against	Abstain

2.	To approve, in a non-binding vote, the compensation of the named executive officers.							☐	☐	☐

3.	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2015.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” All OF THE NOMINEES LISTED IN ITEM 1; A VOTE “FOR” ITEM 2 AND A VOTE “FOR” ITEM 3.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.

To cumulate votes as to a particular nominee as explained in the Proxy Statement, check box to the right, multiply the number of shares held by you by four and vote the result for the nominees listed in any proportion, then indicate the name(s) and the number of votes to be given to such nominee(s) on the reverse side of this card. Please do not check box unless you want to exercise cumulative voting.

☐

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officers signing for a corporation should give full title. For joint accounts each owner must sign.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Shareholders to be Held on May 5, 2015:

The Notice and Proxy Statement and the 10-K Wrap of the Corporation are available at

http://www.Ampcopittsburgh.com/financial.html; and

The Notice and Proxy Statement and 10-K Wrap are also available at www.proxyvote.com.

M81192-P58799

AMPCO-PITTSBURGH CORPORATION

Annual Meeting of Shareholders May 5, 2015 10:00 AM

The undersigned hereby appoints Rose Hoover and Marliss Johnson and each of them, as proxies with full power of substitution to vote, as specified on the reverse side, the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held at The Duquesne Club, in the Adams Room, 4th Floor, 325 Sixth Avenue, Pittsburgh, PA, on Tuesday May 5, 2015, at 10:00 a.m., and any adjournments thereof.

WHEN PROPERLY EXECUTED,THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: FOR THE NOMINEES LISTED IN ITEM 1 (OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY); FOR PROPOSAL 2; AND, FOR PROPOSAL 3. THE PROXIES NAMED ABOVE ARE AUTHORIZED TO VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.

CUMULATE ____________________________________________________________________________ ________________________________________________________________________________________
(If you noted cumulative voting instructions above, please check the corresponding box on the reverse side.)